Exhibit 2.2

PURCHASE AGREEMENT

PURCHASE AGREEMENT, dated as of October 11, 2006 (this “Agreement”), between RBS GLOBAL, INC., a Delaware corporation (the “Buyer”), and JUPITER ACQUISITION, LLC, a Delaware limited liability company (the “Seller”).

RECITALS

WHEREAS, the Seller entered into an Agreement and Plan of Merger (the “Merger Agreement”) dated as of October 11, 2006 with Jacuzzi Brands, Inc., a Delaware corporation (the “Company”), and Jupiter Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Seller (“Merger Sub”);

WHEREAS, pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company, following which the Company will be the surviving corporation and a wholly-owned subsidiary of the Seller (the “Merger”);

WHEREAS, the Company engages in lines of business relating to (i) whirlpool baths, spas, showers, sanitary ware, including sinks and toilets, and bathtubs (collectively, the “Bath Business”) and (ii) professional grade drainage, water control, commercial brass and PEX piping products (collectively, the “Plumbing Business”); and

WHEREAS, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, the Plumbing Business, all on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the benefits to be derived from this Agreement and the representations, warranties, covenants and agreements contained herein, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE; PURCHASE PRICE; CLOSING

1.1 Purchase of Plumbing Business. In accordance with, and subject to, the provisions of this Agreement, at the Closing, the Buyer shall, or shall cause one or more of its subsidiaries to, purchase from the Seller, and the Seller shall transfer, convey, assign and deliver, or shall cause to be transferred, conveyed, assigned and delivered, to the Buyer or one or more of the Buyer’s subsidiaries, all of the Seller’s right, title and interest in and to Plumbing Business (as more particularly described on Schedule I).

1.2 Purchase Price. At the Closing, the Buyer shall deliver to the Seller, or the Seller’s designee, $942,500,000 (the “Purchase Price”), by wire transfer of immediately available funds to an account or accounts specified by the Seller, or as otherwise directed by the Seller, in full consideration for the transfer, conveyance, assignment and delivery to the Buyer (or its designee) of the Plumbing Business.

1.3 Closing. The consummation of the transactions contemplated hereby (the “Closing“) shall take place at the offices of O’Melveny & Myers LLP, Times Square Tower, 7 Times Square, New York, New York 10036, as soon as practicable following the satisfaction or waiver of all of the conditions set forth in Article V, or at such other place or on such other date as may be agreed to by the parties.

ARTICLE II

REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER

The Seller represents and warrants to the Buyer as follows:

2.1 Organization. The Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.

2.2 Authority. The Seller has the requisite limited liability company power and authority to enter into and deliver this Agreement, perform its obligations herein, and consummate the transactions contemplated hereby (the “Transactions”). This Agreement has been duly authorized by all necessary limited liability company action on the part of the Seller. The Seller has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Buyer, this Agreement constitutes a valid, legal and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or at equity).

2.3 No Conflicts; No Consents. The execution and delivery of this Agreement by the Seller, the performance by the Seller of its obligations hereunder, and the consummation by the Seller of the Transactions do not and will not (a) conflict with the Seller’s certificate of formation or limited liability company agreement or (b) materially violate or materially conflict with any Law of any Governmental Authority applicable to the Company or any of the Company’s assets or properties. No consent, approval, authorization, license, order or permit of, or declaration, filing or registration with, or notification to (collectively, “Consents”), any Governmental Authority, or any other person, on the part of the Seller is required to be made or obtained in connection with the execution, delivery and performance of this Agreement and the consummation of the Transactions, other than any such Consent as at the time of the Closing shall have been obtained.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE BUYER

The Buyer represents and warrants to the Seller as follows:

3.1 Organization. The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

3.2 Authority. The Buyer has the requisite corporate power and authority to enter into and deliver this Agreement, perform its obligations herein, and consummate the Transactions. This Agreement has been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery by the Seller, this Agreement is a valid, legal and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or at equity).

3.3 No Conflicts; No Consents. The execution and delivery of this Agreement by the Buyer, the performance by the Buyer of its obligations hereunder and the consummation by the Buyer of the Transactions do not and will not (a) conflict with the Buyer’s certificate of incorporation or bylaws or (b) materially violate or materially conflict with any Law applicable to the Buyer or any of the Buyer’s assets or properties. No Consent of any Governmental Authority, or any other person, is required to be made or obtained by the Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the Transactions, other than any such Consent as at the time of the Closing shall have been obtained.

ARTICLE IV

COVENANTS

4.1 Updating of Schedule I. From time to time prior to the Closing, the parties shall update Schedule I to (i) reflect any additional assets or liabilities of the Company or its subsidiaries that are determined after the date hereof to comprise a portion of the Plumbing Business and (ii) remove any currently-listed assets or liabilities of the Company or its subsidiaries that are determined after the date hereof not to comprise a portion of the Plumbing Business; provided, however, that in the event (x) of any material update to Schedule I or (y) (I) the ERISA Minimum (as defined herein) exceeds the PBO Amount (as defined herein) by an amount equal to or greater than $12 million and (II) the ERISA Minimum is actually transferred in connection with the Bath Pension Transfer, then the parties shall in each case cooperate in good faith to determine whether and to what extent an adjustment to the Purchase Price, if any, is merited as a result of such update or occurrence.

4.2 Further Assurances. The Seller covenants and agrees that, at any time and from time to time after the execution of this Agreement, at the Buyer’s request, the Seller will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all and every such further acts and assurances as the Buyer reasonably may require more effectively to convey, transfer and vest in the Buyer the Plumbing Business or to better enable the Buyer to realize upon or otherwise enjoy the Plumbing Business or to carry into effect the intent and purposes of this Agreement, including the transfer to the Buyer on substantially the same terms as set forth in Section 1.1 of all of the Seller’s right, title and interest in and to assets or liabilities that should have been transferred to or assumed by the Buyer as part of the Plumbing Business but, for whatever reason, were not so transferred or assumed.

4.3 Treatment of Company Pension Plan. The parties acknowledge and agree as follows: (a) the Company sponsors and maintains a Master Pension Plan (the “Pension Plan”) and will continue to sponsor and maintain that Pension Plan immediately after all of the capital stock of the Company has been purchased by the Buyer pursuant to this Agreement, and (b) certain assets and liabilities of the Pension Plan may be transferred or spun off from the Pension Plan in connection with the separation or sale of the Bath Business (any such transfer or spin off of assets and liabilities of the Pension Plan, the “Bath Pension Transfer”). Further, the Seller shall be entitled to make all determinations as to whether and the manner in which the assets and liabilities of the Pension Plan shall be divided in connection with any Bath Pension Transfer; provided, however, that in no event shall assets of the Pension Plan be transferred out of the Pension Plan in connection with the Bath Pension Transfer that exceed the greater of (x) and (y), where (x) is the value of the liabilities of the Pension Plan (determined on a projected benefit obligation basis) transferred out of the Pension Plan in connection with the Bath Pension Transfer plus $3,000,000 (such amount in this clause (x), the “PBO Amount”), and (y) is the minimum amount of assets of the Pension Plan that must be so transferred determined pursuant to Section 414(l) of the Code (such amount in this clause (y), the “ERISA Minimum”).

ARTICLE V

CONDITIONS TO CLOSING

5.1 Conditions to the Obligation of Each Party. The respective obligation of each party to effect the Closing is subject to the satisfaction or waiver by each party of the following conditions:

(a) no applicable Law shall be in effect that prohibits the consummation of the Transactions;

(b) (i) all Consents by or in respect of any Governmental Authority required to permit the Closing shall have been made or obtained and (ii) all Consents, if any, required pursuant to any material contract to which the Buyer is a party shall have been made or obtained; and

(c) the Effective Time shall have occurred.

5.2 Conditions to the Obligation of the Buyer. The obligation of the Buyer to effect the Closing is subject to the satisfaction of the following additional conditions:

(a) the Buyer shall have received the proceeds of (i) the financings described in those certain debt commitment letters, dated as of the date hereof, from the Lenders (as defined below) in the aggregate amount of not less than $660 million (the “Debt Financing”) and (ii) a direct or indirect equity contribution from one or more affiliates of Apollo Management VI, L.P. in the aggregate amount of up to $282.5 million (that shall represent a price per share equal to $47.50), sufficient, when taken together with the proceeds of the Debt Financing, to pay the Purchase Price;

(b) all representations and warranties made in this Agreement by the Seller shall be true and correct in all material respects on the date when made and on and as of the date of the Closing (the “Closing Date”) with the same effect as if made on and as of the Closing Date, and the Seller shall have performed or complied in all material respects with all covenants and agreements to be performed by the Seller under this Agreement;

(c) all representations and warranties made by the Company pursuant to Article 4 of the Merger Agreement (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect) shall be true and correct in all respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date, with only such exceptions as have not had and would not reasonably be expected to have a Material Adverse Effect (as defined herein);

(d) the Company shall have complied in all material respects with its obligations under Section 6.01 of the Merger Agreement; provided, however, that the Company shall not have been required to comply with any portion of Section 6.01 to the extent that (i) compliance therewith would reasonably be expected to unreasonably restrict or prohibit the (x) separation of the Bath Business from the Plumbing Business or sale (whether by transfer of equity interests or assets, merger or otherwise) of the Bath Business, (y) financing of the separation, purchase or sale of the Bath Business or of the Merger or (z) purchase by the Buyer of the Plumbing Business or (ii) noncompliance therewith would relate solely to the Bath Business;

(e) there shall not have occurred after the date hereof any event, change, effect or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(f) the Buyer shall have received such other instruments and documents from the Seller, duly executed by the Seller (if applicable), that the Buyer shall have reasonably requested in connection with the Transactions.

5.3 Condition to the Obligation of the Seller. The obligation of the Seller to effect the Closing is subject to the satisfaction of the following additional conditions:

(a) all representations and warranties made in this Agreement by the Buyer shall be true and correct in all respects on the date when made and on and as of the Closing Date with the same effect as if made on and as of the Closing Date, and the Buyer shall have performed or complied in all material respects with all covenants and agreements to be performed by the Buyer under this Agreement; and

(b) the Seller shall have received such other instruments and documents from the Buyer, duly executed by the Buyer or its subsidiaries (if applicable), that the Seller shall have reasonably requested in connection with the Transactions.

ARTICLE VI

MISCELLANEOUS

6.1 Certain Definitions; Rules of Construction.

(a) Capitalized terms used herein and not defined have the respective meanings given to such terms in the Merger Agreement. As used herein:

“Material Adverse Effect” means any occurrence, condition, change, event or effect that has a material adverse effect on the (a) business, financial condition, assets, properties, liabilities or results of operations of the Plumbing Business, provided, that none of the following shall be deemed to constitute a Material Adverse Effect: (i) changes in circumstances or conditions generally affecting the industry in which the Plumbing Business operates, except for such changes that have had a materially disproportionate effect on the Plumbing Business as compared to other Persons in the industries in which the Plumbing Business operates; (ii) changes in general economic or business conditions or in markets in the United States or in the financial markets in which the Plumbing Business operates, except for such changes that have had a materially disproportionate effect on the Plumbing Business as compared to other Persons in the industries in which the Plumbing Business operates; (iii) acts of war, armed hostilities, sabotage or terrorism, except for such acts that have had a materially disproportionate effect on the Plumbing Business as compared to other Persons in the industries in which the Plumbing Business operates; (iv) changes in Applicable Laws or in GAAP, except for such changes that have had a materially disproportionate effect on the Plumbing Business as compared to other Persons in the industries in which the Plumbing Business operates; (v) the negotiation, execution, announcement, pendency or performance of this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby; or (vi) any action required or expressly contemplated to be taken or any action not taken which is prohibited from being taken pursuant to this Agreement or the Merger Agreement or (b) ability of the Seller to perform its obligations under this Agreement in all material respects or to consummate the Transactions.

“Lenders” means Credit Suisse, Credit Suisse Securities (USA) LLC, Bank of America, N.A., Banc of America Securities LLC, UBS Loan Finance and UBS Securities LLC, or any assignee of any thereof, collectively.

(b) The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation.” Any reference to the masculine, feminine or neuter gender shall include each other gender and any reference to the singular or plural shall include the other, in each case unless the context otherwise requires. All Schedules annexed hereto or referred to herein are incorporated in and made a part of this Agreement as if set forth in full herein.

6.2 Survival of Representations and Warranties. The representations and warranties contained in or made pursuant to this Agreement shall not survive the Closing.

6.3 Governing Law; Severability. This Agreement is governed by and shall be construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other persons or circumstances shall not be affected thereby, and that provision shall be enforced to the greatest extent permitted by law.

6.4 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given when (i) delivered in person, (ii) five (5) days after posting in the United States mail having been sent registered or certified mail return receipt requested, or (iii) delivered by telecopy and promptly confirmed by delivery in person or post as aforesaid in each case, with postage prepaid, addressed as follows:

(a) If to the Buyer, to:

RBS Global, Inc.

4701 Greenfield Avenue

Milwaukee, WI 53214

Attention: Patty Whaley, Esq.

with copies to:

RBS Global, Inc.

c/o Apollo Management, L.P.

10250 Constellation Blvd, Suite 2900

Los Angeles, CA 90067

Telecopy No.: (310) 843-1933

Attention: Mr. Laurence Berg

and

O’Melveny & Myers LLP

Times Square Tower

7 Times Square

New York, NY 10036

Attention: John M. Scott, Esq.

Telecopy No.: (212) 326-2061

(b) If to the Seller, to the respective address set forth in Section 11.01 of the Merger Agreement.

6.5 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties’ respective successors and assigns, including to the benefit of any financing sources thereof.

6.6 Counterparts. This Agreement may be executed in counterparts, including via facsimile, each of which shall be deemed an original and all of which taken together shall constitute one and the same document.

6.7 Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and may be amended only in a writing executed by the party to be bound thereby.

6.8 Termination of Agreement. This Agreement shall terminate automatically and without any further action on the part of any party upon the earlier to occur of (i) the termination of the Merger Agreement in accordance with the terms thereof and (ii) October 31, 2007.

6.9 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided, however, that, notwithstanding the foregoing, in the event the Merger Agreement is terminated pursuant to Section 10.01 thereof, the Seller shall pay, or shall cause to be paid to, the Buyer, an amount equal to (x) the Buyer’s reasonable and documented out-of-pocket fees and expenses actually incurred by the Buyer on or prior to the termination of this Agreement in connection with the Transactions (the “Buyer Expenses”), contingent upon the Seller’s actual receipt of the amount payable to the Seller pursuant to a Company Payment Event (as defined in the Merger Agreement) or (y) if no Company Payment Event occurs, the Buyer Expenses multiplied by the Parent Proportion (as defined herein), contingent upon the Seller’s actual receipt of the Parent Expenses. As used herein, “Parent Proportion” means the quotient obtained by dividing (A) the Parent Expenses by (B) the aggregate amount of fees and expenses actually incurred by the Seller on or prior to the termination of the Merger Agreement in connection with the transactions contemplated thereby and by this Agreement. For the avoidance of doubt, the Parent Proportion shall not exceed 100%.

* * * * *

IN WITNESS WHEREOF, the undersigned have duly executed this Purchase Agreement as of the date first above written.

RBS GLOBAL, INC.

By:
Name:
Title:

JUPITER ACQUISITION, LLC

By:
Name:
Title:

[PLUMBING PURCHASE AGREEMENT]

SCHEDULE I

PLUMBING ASSETS

All of the issued and outstanding shares of capital stock of the Company subsequent to each of the (i) Effective Time and (ii) disposition of all of the issued and outstanding shares of capital stock of each of (a) USI Mayfair Ltd. and (b) JUSI Holdings (for greater certainty, the parties acknowledge that the capital stock described in the aforementioned clauses (a) and (b) contains the Bath Business).